EXHIBIT 99.2

Press Release

Contact: Charles C. Ward

   (877) 847-0009

Constellation Energy Partners Provides Mid-Year

Drilling Update and Schedules Conference

Call to Discuss Second Quarter 2012 Results

HOUSTON—(BUSINESS WIRE)—July 30, 2012—Constellation Energy Partners LLC (NYSE MKT: CEP) today provided an update on its 2012 capital plan and Mid-Continent drilling activity.

The company’s drilling and recompletion activity is currently focused on oil potential in CEP’s existing asset base in the Cherokee Basin, with plans primarily targeting production from the Bartlesville, Skinner, Red Fork, Burgess and Mississippian zones. Activity also targets the Mississippian trend, where the company is currently completing four of 18 vertical wells planned during 2012 in the Bulldog, Bull Creek, Bluestem, Queen Anne, Coshehe, and Sand Creek projects in Osage County. Well costs are generally expected to range between $175,000 and $375,000 each depending on depth and completion zones.

The company forecasts capital spending of between $15.0 million and $19.0 million in 2012. For the six months ended June 30, 2012, CEP completed 48 net wells and recompletions with an additional 24 net wells and recompletions in progress. Capital spending during that period totaled $6.9 million.

Gross production for the wells and recompletions completed during the first six months of 2012 averaged 146 Bbls of oil and 228 Mcf of natural gas per day (or 184 BOE on a combined basis) in June 2012.

Additional detail on the company’s 2012 drilling activity has been posted on CEP’s Web site (www.constellationenergypartners.com) under the Investor Relations page.

The company also announced that it will host a conference call at 3:00 p.m. (CDT) on Thursday, August 9, 2012 to discuss second quarter 2012 results, including today’s drilling update. The company expects to release its second quarter 2012 earnings before the market opens that day.

To participate in the conference call, analysts, investors, media and the public in the U.S. may dial (800) 857-0653 shortly before 3:00 p.m. (CDT). The international phone number is (773) 799-3268. The conference password is PARTNERS.

A replay will be available beginning approximately one hour after the end of the call by dialing (866) 408-8468 or (203) 369-0640 (international). A live audio webcast of the conference call, presentation slides and the earnings release will be available on CEP’s Web site under the Investor Relations page. The call will also be recorded and archived on the site.

Constellation Energy Partners LLC is a limited liability company focused on the acquisition, development and production of oil and natural gas properties, as well as related midstream assets.